Exhibit 10.31
PCA EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made on this 8th day of March, 2004 by and between PCA International, Inc. and all subsidiary companies (collectively referred to herein as “PCA” or the “Company”) and type or print in full name: Todd J. Fine (“Employee”).

Employee accepts and agrees to his/her continuing employment with PCA and all the benefits thereof, subject to the terms and conditions of this Agreement and such other rules, policies and practices that PCA has instituted and may institute in the future.

TERMS AND CONDITIONS

1.  Exclusiveness of Employment. Employee agrees faithfully to perform the duties assigned to him/her to the best of his/her ability, to devote his/her full and undivided time to the transaction of PCA’s business, to make to PCA prompt, complete and accurate reports of his/her work and expenses when required, promptly to remit to PCA all monies of PCA collected by Employee or that came into the possession of Employee, and not to engage in any other business similar to that of PCA during the term of this Agreement.

2.  Compensation. In consideration of Employee’s services, PCA agrees to pay to Employee compensation in such amounts and at such times as determined by the Company.

3.  Protection of Proprietary Interests. In order to maintain the integrity of PCA’s proprietary interests in information and practices with which Employee may come in contact while in PCA’s employ, Employee agrees as follows:

(a)  Disclosure of Information. Employee recognizes that his/her employment by PCA may provide Employee access to “confidential information” (as defined below) which is a valuable and unique asset that PCA is entitled to protect from publication by any third party. Employee will not, during or after his/her employment by PCA, without PCA’s express written consent, disclose any such confidential information to any person or other entity for any reason whatsoever or use or exploit in any way any such confidential information for his/her own purpose(s) or for the benefit of any person or other entity. Without limiting the generality of the foregoing, “confidential information” shall include: production processes, raw materials and their suppliers; production or pricing statistics; actual production and sales results; research or other information regarding equipment, sales, marketing, merchandising, designs and the likes, sales data and information not otherwise available to the trade; future plans or projections of PCA regarding the business of PCA; customer lists (the term “customer” includes licensees, retail stores and chains and the final consumer of goods or services); the earnings of other employees of PCA and any other private or personal information relating to such employees.

(b)  Covenant Not to Compete. For a period of one (1) year from the date Employee ceases for any reason to be employed by PCA, Employee shall not engage in any business in competition with PCA, whether such engagement is as an officer, director, employee, partner, sole or joint owner, financier or independent contractor, in the following locales: (i) the last city in which Employee resided while employed by PCA; (ii) the state in which the city described in 3(b) above is located; (iii) or any state contingent to the state described in 3(b)(ii) above.

The geographical areas described in 3(b)(i)-(iii) are several and, should a court or other body having jurisdiction to interpret and enforce this Agreement determine that the proscription against competition by Employee in one of the geographical areas is unenforceable, the provision containing that geographical area shall be stricken from this Agreement without affecting the validity of the remaining provisions of this paragraph 3(b). In addition, during such one (1) year period, Employee shall not: (a) solicit orders for, sell or try to sell any products or services of the kind sold by PCA to any customer of the Company that did business with the Company while Employee was in the Company’s employ; or (b) recruit or induce other employees of the Company to resign or otherwise terminate their employment with the Company. (The Company will exercise no rights under this subparagraph not permitted by applicable law.)

(c)  Inventions. Employee hereby sells, transfers and assigns to PCA or its designee all of Employee’s right, title, and interest in and to all inventions, ideas, disclosures, improvements and innovations, whether patented or unpatented, and all copyrightable materials made or conceived by Employee solely or jointly with others, during the term of Employee’s employment by PCA that relate to method, formula, designs, products, processes or devices sold, leased, used or under consideration for development by PCA or that otherwise relate to or pertain to the business, functions or operations of PCA. Employee agrees to execute and deliver to PCA such documents as may be required of Employee to permit PCA or its designee to obtain patent rights thereon or so obtain copyright thereof.

4.  Adherence to Policies. Employee agrees to adhere to all policies of PCA as may be published in any employee handbook, operations manual, memo or other communication of such policies to Employee by PCA, specifically including, but not limited to, policies regarding discrimination or harassment. Employee further agrees to report immediately any violation or suspected violation of Company policy, specifically including, but not limited to, any violation or suspected violation of Company policy regarding discrimination or harassment.

5.  Termination of Employment.

(a)  Nature of Employment. Employee recognizes and acknowledges that Employee’s employment is for no specific term, that employment is at-will and Employee may be discharged, or Employee may resign, at any time with or without cause and without advance notice of any specific duration. Employee further recognizes that his/her at-will status may not be altered, and Employee may not become an employee for a definite term absent a written contract of Employment executed by the President of the Company, which execution must be witnessed by the Company’s Vice President of Human Resources.

(b)  Return of PCA Materials. Employee agrees that, upon the termination of his/her employment, Employee will promptly turn over to PCA all books, records, lists, accounts, photography, schedules, charts, manuals, notes, documents, photographic equipment and supplies in his/her possession and any other writing containing any confidential information as described in paragraph 3 above, whether or not made on the ___ or premises of PCA, all of which shall be deemed to be the unique property of PCA.

(c)  Final Wage Payment. The Company shall promptly pay Employee his/her wages earned to the date of termination as required by applicable law, except as may be modified by subparagraph (d) below.

(d)  Lawful Deductions From Wage Payment. Employee acknowledges that, during the course of his/her employment by PCA, he/she may be advanced certain sums of money later to be deemed compensation for work done, relocation, or the traveling and entertainment expenses to be incurred by Employee, and that he/she may have in his/her possession certain property and materials belonging to PCA. Therefore, Employee agrees that, upon Employee’s termination for any reason, PCA has the right to deduct from all earnings (which shall include all earned commissions, salary, bonuses, earned but unused vacation pay, severance pay and other forms of compensation) due Employee such amount as is necessary to reimburse PCA for: (i) travel or entertainment expenses advanced, less all documented expenses incurred while employed; (ii) any overpayment of earnings resulting from any reason; and (iii) the cash value of any and all equipment assigned to employee for the accomplishment of assigned duties which has not been returned to PCA.

Employee agrees to execute promptly all such written authorizations and agreements, upon presentation to Employee, as the Company may require in order to exercise its rights under this subparagraph (d) in accordance with applicable law. (The Company will exercise no rights under this subparagraph not permitted by applicable law.)

6.  Partial Invalidity. If any part or provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, then the remaining parts and provisions that can be separated from the invalid, unenforceable parts or provisions shall continue in full force and effect.

7.  Survival of Obligations. Employee agrees that such of his/her obligations as are set forth in the Agreement as by their nature survive the employment relationship are continuing obligations and duties and shall survive the termination of Employee’s employment.

8.  Enforcement of Agreement. If there is a breach or threatened breach of any provision of this Agreement, PCA shall be entitled to an injunction to restrain Employee from such breach. Nothing herein shall prohibit PCA from pursuing any other remedy for such breach or threatened breach.

9.  Voluntary Consent to Jurisdiction; Controlling Law and Arbitration Provision. Employee agrees that all disputes arising out of this Agreement, and all future disputes, claims or demands arising out of or relating to the employment relationship between Employee and PCA, including, but not limited to, all claims which Employee may have which can be asserted under local, state or federal statute or law, shall be brought exclusively in the Superior Court of Mecklenburg County, North Carolina, or the United States District Court for the Western District of North Carolina, Charlotte Division, and in no other forum. Employee hereby voluntarily consents to the personal and subject matter jurisdiction of these courts for the purpose of finally adjudicating any claims subject to this forum selection clause, and Employee irrevocably agrees to be bound (subject to any available right of appeal) by any judgment rendered or relief granted by such court. Employee further agrees and covenants not to bring suit against PCA in any court or jurisdiction other than stated above. Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to Employee’s employment relationship with PCA shall at PCA’s sole election be submitted to binding arbitration before the American Arbitration Association in Mecklenburg County, North Carolina, which election may be made by PCA at any date prior to the last day to answer and/or respond to a summons and/or complaint made by the Employee. This Agreement shall be governed by and construed in accordance with the substantive law of the state of North Carolina (without giving effect to North Carolina choice-of-law provisions) in all states and jurisdictions in which any party to this Agreement seeks to have it enforced.

10.  Additional Terms of Employment. This Agreement may not be waived or modified by any oral agreement or by any written agreement unless the written agreement is in the form stated below. Any modification, alteration or waiver of any provision of this Agreement, in order to be valid, must be in writing and signed by the President and the Vice President of Human Resources of PCA.

11.  Benefit. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the Company, its parent, subsidiaries and all other affiliated companies or entities, their successors or assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written

PCA INTERNATIONAL, INC.

By: /s/ Gerri Pettit
Title: Corporate HR Administrator

EMPLOYEE:

By: /s/ Todd Fine
Todd Fine
(Print Name)